As filed with the Securities and Exchange Commission on
 December 10, 2003 Reg. No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    -----------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------
                               Global Axcess Corp.
             (Exact name of registrant as specified in its charter)

         Nevada                                                 88-0199674
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                               identification No.)

          224 Ponte Vedra Park Drive, Ponte Vedra Beach, Florida 32082
               (Address of principal executive offices) (Zip Code)
                ------------------------------------------------

                            2002 INCENTIVE STOCK PLAN
                              (Full title of plan)
                        --------------------------------

                              David Fann, President
                           224 Ponte Vedra Park Drive
                        Ponte Vedra Beach, Florida 32082
                     (Name and address of agent for service)

                                 (904)-280-3950
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
                                               Proposed maximum     Proposed maximum
Title of securities     Amount to be           offering price       Aggregate offering    Amount of
to be registered        Registered             per share*           Price                 Registration fee
----------------------- --------------------- -------------------- --------------------- --------------------

Common Stock            5,000,000                      $.35               $1,750,000          $141.58
($.001 par value)
----------------------- --------------------- -------------------- --------------------- --------------------

* Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average of the high and low selling prices per share of Common Stock of Global Axcess Corp. on December 9, 2003.

Prospectus

                               GLOBAL AXCESS CORP.

                        5,000,000 SHARES OF COMMON STOCK

                            issuable pursuant to the

                            2002 STOCK INCENTIVE PLAN

         This prospectus relates to the sale of up to 5,000,000 shares of common stock of Global Axcess Corp. offered by certain holders of our securities acquired upon the exercise of options issued to such persons pursuant to our 2002 Stock Incentive Plan. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders. Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

         Our common stock trades on the Over the Counter Bulletin Board under the symbol "GLXS." On December 9, 2003, the closing sale price of the common stock was $.35 per share. The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is December 10, 2003.

                                TABLE OF CONTENTS
                                                                                                 Page
Prospectus Summary                                                                               4
Risk Factors                                                                                     5
Selling Stockholders                                                                             10
Plan of Distribution                                                                             12
Interests of Named Experts and Counsel                                                           13
Incorporation of Certain Documents by Reference                                                  13
Disclosure of Commission Position on Indemnification For Securities Act Liabilities              13
Available Information

                               Prospectus Summary
General Overview

Summary

         At Global Axcess Corp. (the "Company"), through our wholly owned subsidiaries, we own and operate Automatic Teller Machines ("ATM") with locations primarily in the eastern United States of America. Our revenues are principally derived from two types of fees, which we charge for processing transactions on our ATM network. The first type of fee is where we receive an interchange fee from the issuer of the credit or debit card for processing a transaction when a cardholder uses an ATM in our network. In addition, in most cases we receive a surcharge fee from the cardholder when the cardholder makes a cash withdrawal from an ATM in our network.

         Interchange fees are processing fees that are paid by the issuer of the credit or debit card used in a transaction. Interchange fees vary for cash withdrawals, balance inquiries, account transfers or uncompleted transactions, which are the primary types of transactions that are currently processed on ATMs in our network. The maximum amount of the interchange fees is established by the national and regional card organizations and credit card issuers with whom we have a relationship. We receive interchange fees for transactions on ATMs that we own, but sometimes we rebate a portion of the fee to the owner of the ATM location under the applicable lease for the ATM site. We also receive the interchange fee for transactions on ATMs owned by third party vendors included within our network, but we rebate all or a portion of each fee to the third party vendor based upon negotiations between us. The interchange fees received by us vary from network to network and to some extent from issuer to issuer, but generally range from $0.15 to $0.55 per cash withdrawal. Interchange fees for balance inquiries, account transfers and denied transactions are generally substantially less than fees for cash withdrawals. The interchange fees received by us from the card issuer are independent of the service fees charged by the card issuer to the cardholder in connection with ATM transactions. Service fees charged by card issuers to cardholders in connection with transactions through our network range from zero to as much as $2.50 per transaction. We do not receive any portion of these service fees.

         In most markets we impose a surcharge fee for cash withdrawals. Surcharge fees are a substantial additional source of revenue for us and other ATM network operators. The surcharge fee for ATMs in our network ranges between $1.50 and $2.50 per withdrawal. The surcharge fee for other ATMs in our network ranges between $0.50 and $7.50 per withdrawal. We receive the full surcharge fee for cash withdrawal transactions on ATMs that we own, but often we rebate a portion of the fee to the owner of the ATM location under the applicable lease for the ATM site. We also receive the full surcharge fee for cash withdrawal transactions on ATMs owned by third party vendors included within our network, but we rebate all or a portion of each fee to the third party vendor based upon a variety of factors, including transaction volume and the party responsible for supplying vault cash to the ATM.

         In addition to revenues derived from interchange and surcharge fees, we also derive revenues from providing network management services to third parties owning ATMs included in our ATM network. These services include 24 hour transaction processing, monitoring and notification of ATM status and cash condition, notification of ATM service interruptions, in some cases, dispatch of field service personnel for necessary service calls and cash settlement and reporting services. The fees for these services are paid by the owners of the ATMs.

            Interchange fees are credited to us by networks and credit card issuers on a monthly basis and are paid to us in the following month between the 10th and 15th business day. Surcharge fees are charged to the cardholder and credited to us by networks and credit card issuers on a daily basis. We periodically rebate the portion of these fees owed to ATM owners and owners of ATM locations. Fees for network management services are generally paid to us on a monthly basis.

         Our mission is to become a leading global ATM network and services provider through network acquisition and internal development of value-added turnkey, consumer and business-to-business transaction solutions and products. We are positioning our company to leverage our advanced technology, internal processing, economies of scale and industry knowledge to capture a larger portion of the non-bank ATM market. Importantly, having both project management and transaction processing allows us to successfully compete in our industry. When coupled with third-party products, we will be in a position to increase the financial services offered by the ATM. These future financial and digital-based products will be targeted towards the traditional ATM customer (domestically, 15% of the working population do not use traditional bank services/checking accounts), as well as potential new ATM customers. These products are intended to give us a competitive edge in both product offerings and higher margin revenues, and to draw ATM companies to its acquisition strategy. Although we have historically focused our operations mainly in the Eastern region of the United States of America, we have commenced expansion of our operations throughout the United States of America.

         Our principal offices are located at 224 Ponte Vedra Park Drive, Ponte Vedra Beach, Florida 32082, and our telephone number is (904)-280-3950. We are formed under the laws of the state of Nevada.

The Offering


Shares of common stock outstanding prior to this offering............ 37,538,148

Shares offered in this prospectus....................................  5,000,000

Total shares outstanding after this offering......................... 42,538,148

Use of proceeds................. We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus.

Risk Factors

         There are a number of factors that could cause actual results to differ materially from those discussed in the forward-looking statements, including those factors described below. Any forward-looking statement contained herein is made as of the date of this document. We do not undertake to publicly update or correct any of these forward-looking statements in the future. Other factors not identified herein could also have such an effect. Among the factors that could cause actual results to differ materially from those discussed in the forward-looking statements are the following:

     o Changes in laws or card association rules affecting our ability to impose surcharge fees, and continued customer willingness to pay surcharge fees;

     o Our ability to form new strategic relationships and maintain existing relationships with issuers of credit cards and national and regional card organizations;

     o Our ability to expand our ATM base and transaction processing business;

     o The availability of financing at reasonable rates for vault cash and for other corporate purposes, including funding our expansion plans;

     o Our ability to maintain our existing relationships with Food Lion and Kash n' Karry;

     o Our ability to keep our ATMs at other existing locations at reasonable rental rates and to place additional ATMs in preferred locations at reasonable rental rates;

     o The extent and nature of competition from financial institutions, credit card processors and third party operators, many of whom have substantially greater resources;

     o Our ability to maintain our ATMs and information systems technology without significant system failures or breakdowns;

     o Our ability to develop new products and enhance existing products to be offered through ATMs, and our ability to successfully market these products;

     o Our ability to identify suitable acquisition candidates, to finance and complete acquisitions and to successfully integrate acquired assets and businesses into existing operations;

     o    Our ability to retain senior management and other key personnel;

     o    Our ability to comply with mandated Triple DES configuration; and

     o    Changes in general economic conditions.

If any of these risk factors occur adversely to the Company they may have a negative impact to our actual future results.

Factors Affecting the Our Operating Results

         Our business is subject to numerous factors affecting our operating results. In addition to the risk factors discussed above, our operating results may be affected by:

We Have A Limited Operating History To Base Our Future Results Upon.

         As a result of our limited operating history, our aggressive plan for rapid growth and the increasingly competitive nature of the markets in which we will operate, the historical financial data is of limited value in evaluating its future revenue and operating expenses. Our planned expense levels will be based in part on expectations concerning future revenue, which is difficult to forecast accurately based on current plans of expansion and growth. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Further, general and administrative expenses may increase significantly as it expands operations. To the extent that these expenses precede, or are not rapidly followed by, a corresponding increase in revenue, our business, operating results, and financial condition will suffer.

We are dependent upon certain key personnel and if we were to lose these key personnel our operations could be negatively impacted.

         Our success depends upon the continued contributions of certain key personnel, who may be difficult to replace because of their extensive experience in their respective field, extensive market contacts and familiarity with our activities. While we believe we have sufficient cross expertise, if any key management employee were to cease employment, our operating results may suffer. Our future success also depends in large part upon our ability to hire and retain additional highly skilled managerial, operational and marketing personnel. Should we be unable to attract and retain skilled personnel, the our performance may suffer.

A large portion of our revenue is derived from the contract entered into with a major customer and, if this contract were to be terminated, our operating results would be negatively impacted.

         The contract with Food Lion, a major customer of our company, expired in September 2001. We signed new contracts with Food Lion, and an affiliated company, Kash n Karry, in November 2001. The new contracts included approximately 550 sites that were then operating and 400 additional sites. The new contracts will be for a five-year period for both the existing sites and the new sites. As of September 30, 2003, we had placed in service approximately 700 ATM sites. The sites maintained by Food Lion and Kash n Karry constitute approximately 52% of our total sites and 68% of our total revenues. Historically, these sites have generated average revenue per site in excess of other sites. During September 2003, we renegotiated the current contract with Food Lion and extended the contract another 4.5 years until April 2011. If we were to lose the Food Lion and Kash n Karry accounts, our revenues would be substantially affected.

A continued increase in the use and acceptance of debit cards could have a material adverse effect on our business, results of operations and financial condition.

         The use of debit cards by consumers has been growing. Consumers use debit cards to make purchases from merchants, with the amount of the purchase automatically deducted from the consumers' checking accounts. An increasing number of merchants are accepting debit cards as a method of payment, and are also permitting consumers to use the debit cards to obtain cash. The increasing use of debit cards to obtain cash may reduce the number of cash withdrawals from our ATMs, and may adversely affect our revenues from surcharge fees. A continued increase in the use and acceptance of debit cards could have a material adverse effect on our business, results of operations and financial condition.

Other Factors

If various governmental authorities are successful in having surcharge and intercharge fees declared illegal, our operating results may be negatively impacted.

         There have been various efforts by both consumer groups and various legislators to have surcharged transactions declared illegal. In the event that such a ban takes place, the revenue generated from cash withdrawal transactions would be significantly reduced and would cause irreparable harm to our company. There have also been efforts by various legislators to illegalize interchange. Although this would have a negative immediate impact, we believe, although we cannot guarantee, that the industry will respond by increasing surcharge to make up the loss in interchange. In the event that the loss of interchange could not be passed through via an increase in surcharge, the elimination of interchange would severally impact our company.

Mergers, acquisitions and personnel changes at financial institutions may potentially have a negative impact on our operating results.

         Mergers, acquisitions and personnel changes at financial institutions and electronic funds transfer networks and independent sales organizations may adversely affect our business, financial condition and results of operations. Currently, the banking and EFT industries are consolidating, causing the number of financial institutions and ATM networks to decline. This consolidation could cause us to lose:

     o    current and potential customers;

     o market share if the combined entity determines that it is more efficient to develop in-house products and services similar to ours or use our competitors' product and services; and

     o revenue if the combined institution is able to negotiate a greater volume discount for, or discontinue the use of, our products and services.

         For example, one of the larger customers of our electronic transaction processing business, the STAR Network, has been purchased by one of our competitors, Concord EFS. Although we have a multi-year processing contract with STAR, we cannot presently predict the possible long-term impact of this acquisition on our business with certainty. The loss of STAR as a processing customer would have an adverse effect on our business

Competition may adversely affect the Company's operations and financial results.

         The ATM business is and can be expected to remain highly competitive. While our principal competition comes from national and regional banks, we also compete with independent ATM companies. All of these competitors offer services similar to or substantially the same as those offered by our company. Most of these competitors are larger, more established and have greater financial and other resources than our company. Such competition could prevent us from obtaining or maintaining desirable locations for our machines or could cause the Company to reduce its user fees generated by our ATMs or could cause the our profits to decline. The independent ATM business has become increasingly competitive since entities other than banks have entered the market and relatively few barriers exist to entry.

         We face intense competition from a number of companies. Further, we expect that competition will intensify as the movement towards increasing consolidation within the financial services industry continues. Many of our competitors have significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than we do.

         In the market for electronic transaction processing, the principal factors on which we compete are price and service levels. The future growth of our revenues in this market is dependent upon securing an increasing volume of transactions. If we cannot control our transaction processing expenses, we may not remain price competitive and our revenues will be adversely affected. In addition to our current competitors, we expect substantial competition from established and new companies. We cannot assure you that we will be able to compete effectively against current and future competitors. Increased competition could result in price reductions, reduced gross margins or loss of market share.

Any significant interruptions in our computer network system could severely harm our business and reputation and result in a loss of customers.

         Our ability to provide reliable service largely depends on the efficient and uninterrupted operations of our computer network systems and data centers. Any significant interruptions could severely harm our business and reputation and result in a loss of customers. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Although we have taken steps to prevent a system failure, we cannot be certain that our measures will be successful and that we will not experience system failures. Further, our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur. In addition, if we fail to develop and introduce new and enhanced products and services, we will not be able to compete effectively and our ability to generate revenues will suffer.

We may be unable to protect our intellectual property rights.

         Despite our efforts to protect our intellectual property rights, third parties may infringe or misappropriate our intellectual property rights, or otherwise independently develop substantially equivalent products and services. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection could harm our business and ability to compete. We rely on a combination of trademark and copyright laws, trade secret protection and confidentiality and license agreements to protect our trademarks, software and know-how. We have also applied for patent protection on some of the features of our newer products. We may be required to spend significant resources to protect our trade secrets and monitor and police our intellectual property rights.

         Third parties may assert infringement claims against us in the future. In particular, there has been a substantial increase in the issuance of business process patents for Internet-related business processes, which may have broad implications for all participants in Internet commerce. Claims for infringement of these patents are becoming an increasing source of litigation. If we become subject to an infringement claim, we may be required to modify our products, services and technologies or obtain a license to permit our continued use of those rights. We may not be able to do either of these things in a timely manner or upon reasonable terms and conditions. Failure to do so could seriously harm our business and operating results. In addition, future litigation relating to infringement claims could result in substantial costs to us and a diversion of management resources. Adverse determinations in any litigation or proceeding could also subject us to significant liabilities and could prevent us from using some of our products, services or technologies.

         We received a registration for the trademark "NMS Mystro" from the U.S. Patent and Trademark Office on January 28, 2003. The serial number is 78/111025. This trademark is used on various software that we may sell in the future. This trademark will apply to NMS Mystro Cash Manager, NMS Mystro Commission Manager, NMS Mystro Work Order Manager and NMS Mystro Database Manager.

         All of the products listed above are used to manage our day to day business. Cash Manager is used to predict, order and track the cash dispensed from our ATMs. Commission Manager calculates all commissions due to merchants, distributors and partners. Work Order Manager is used to open a work order, determine the problem and authorize the appropriate party to repair the ATM. The Database Manager stores and gives us the ability to retrieve, sort and filter a variety of information on our ATMs.

"Penny Stock" regulations may impose certain restrictions on marketability of our stock, which may affect the ability of holders of our common stock to sell their shares.

         The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share. Our common stock is currently subject to these rules that impose additional sales practice requirements. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common shares and must have received the purchaser's written consent to the transaction prior to the purchase. The "penny stock" rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose:

     o the commission payable to both the broker-dealer and the registered representative,
     o    current quotations for the securities, and
     o if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

         Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         These rules apply to sales by broker-dealers to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), unless our common shares trade above $5.00 per share. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common shares, and may affect the ability to sell the common shares in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in "penny stocks" and it is unlikely that any bank or financial institution will accept "penny stock" as collateral.

         Selling Stockholders

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders upon exercise of the options, if any. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                     Shares Beneficially Owned                                  Shares Beneficially Owned
                                       Prior to the Offering                                        After the Offering
                                     -------------------------                                  -------------------------
                                                                          Total
                                                                     ----------------
             Name                     Number              Percent     Shares Offered           Number                Percent
-------------------                   --------------    ------------  ---------------       ---------------      ------------------
Michael Dodak                         4,331,000(1)            11.5%        350,000(1)         3,981,000                       9.4%

David Fann                            3,421,450(2)             9.1%        350,000(2)         3,071,450                       7.2%

Steven Mortensen                      2,043,649(3)             5.4%         75,000(3)         1,968,649                       4.6%

Lock Ireland                            900,000(4)             2.4%        100,000(4)           800,000                       1.9%

Robert Landis                           300,000(5)                *        100,000(5)           200,000                          *

David Surette                           400,000(6)             1.1%        200,000(6)           200,000                          *

Georg Hochwimmer                        100,000(7)                *        100,000(7)               -0-                          *

All Officers and Directors as        11,396,099               30.4%      1,275,000           10,221,099                      24.0%
a group

         * Less than one percent.


         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. Shares owned prior to the offering include the shares issuable upon exercise of the options set forth in the "Total Shares Offered" column. The above percentages are based on 37,538,148 shares of common stock outstanding prior to the offering and 42,538,148 shares of common stock outstanding after the offering.

         Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them. Percentages are based upon the assumption that each shareholder has exercised all of the currently exercisable options he or she owns which are currently exercisable or exercisable within 60 days and that no other shareholder has exercised any options he or she owns. The address of each of the above selling shareholders is c/o Global Axcess Corp., 224 Ponte Vedra Park Drive, Ponte Vedra Beach, Florida 32082.

(1) Includes 3,381,000 shares of common stock, 600,000 common stock purchase warrants and 350,000 options, of which the 350,000 shares of common stock issuable in connection with the exercise of the options are being registered pursuant to this prospectus.

(2) Includes 2,971,450 shares of common stock, 100,000 common stock purchase warrants and 350,000 options, of which the 350,000 shares of common stock issuable in connection with the exercise of the options are being registered pursuant to this prospectus.

(3) Includes 1,768,649 shares of common stock, 200,000 common stock purchase warrants and 75,000 options, of which the 75,000 shares of common stock issuable in connection with the exercise of the options are being registered pursuant to this prospectus.

(4) Includes 400,000 shares of common stock, 400,000 common stock purchase warrants and 100,000 options, of which the 100,000 shares of common stock issuable in connection with the exercise of the options are being registered pursuant to this prospectus.

(5) Includes 100,000 shares of common stock, 100,000 common stock purchase warrants and 100,000 options, of which the 100,000 shares of common stock issuable in connection with the exercise of the options are being registered pursuant to this prospectus.

(6) Includes 100,000 shares of common stock, 100,000 common stock purchase warrants and 200,000 options, of which the 200,000 shares of common stock issuable in connection with the exercise of the options are being registered pursuant to this prospectus.

(7) Includes 100,000 options, of which the 100,000 shares of common stock issuable in connection with the exercise of the options are being registered pursuant to this prospectus.

                              Plan of Distribution

         Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the Over-The-Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the Over-The-Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                      Information Incorporated by Reference

         The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

     o Reference is made to the Registrant's annual report on Form 10-KSB, as filed with the SEC on March 31, 2003, which is hereby incorporated by reference.

     o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on November 4, 2003, which is hereby incorporated by reference.

         We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Mr. Steven Mortensen, Secretary, Global Axcess Corp., 224 Ponte Vedra Park Drive, Ponte Vedra Beach, Florida 32082.


Disclosure Of Commission Position On Indemnification For Securities Act Liabilities

         Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, a director or officer of our company shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate the right of our company and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                     Additional Information Available to You

         This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the SEC:
Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Over the Counter Bulletin Board. Reports, proxy and information statements and other information concerning us may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

         No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.



                            ------------------------





                        5,000,000 SHARES OF COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                                 ---------------

                                December 10, 2003

         PART I

Item 1.  Plan Information.

         The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant's 2002 Incentive Stock Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information, the 2002 Incentive Stock Plan.

         Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 2002 Incentive Stock Plan are available without charge by contacting:

Global Axcess Corp.
224 Ponte Vedra Park Drive
Ponte Vedra Beach, Florida 32082
(904)-280-3950

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

     o Reference is made to the Registrant's annual report on Form 10-KSB, as filed with the SEC on March 31, 2003, which is hereby incorporated by reference.

     o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on November 4, 2003, which is hereby incorporated by reference.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         None.

Item 6.  Indemnification of Directors and Officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Nevada law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

         Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

         None.


Item 8.  Exhibits.

         EXHIBIT
         NUMBER       EXHIBIT

         4.1          2002 Incentive Stock Plan

         5.1          Opinion of Sichenzia Ross Friedman Ference LLP

        23.1          Consent of L.L. Bradford & Company, LLC

        23.2 Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1.

Item 9.  Undertakings.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ponte Vedra, State of Florida on December 4, 2003.


                                                     GLOBAL AXCESS CORP.

                                                        /s/ Michael Dodak
                                                        ------------------------

                                                        Michael Dodak
                             Chief Executive Officer
                            and Chairman of the Board

                                                        /s/ David Fann
                                                        ------------------------

                                                        David Fann
                             President and Director

                                                        /s/ David Surette
                                                        ------------------------

                                                        David Surette
                             Chief Financial Officer

                                                        /s/Steven Mortensen
                                                        ------------------------

                                                        Steven Mortensen
                             Secretary and Director


         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities stated, on December 4, 2003.

                                                        /S/Don Headlund
                                                        ------------------------
                                                        Don Headlund
                                                        Director


                                                        ------------------------
                                                        Lock Ireland
                                                        Director

                                                        /s/ Robert Landis
                                                        ------------------------
                                                        Robert Landis
                                                        Director


                                                        ------------------------
                                                        George Hochwimmer
                                                        Director